www.fnbcorporation.com

FOR IMMEDIATE RELEASE

Date:             December 23, 2003
Contact:          Clay W. Cone
                  Vice President, Director of
                  Corporate Communications
                  (239)436-1676

      F.N.B. CORPORATION RECEIVES FINAL REGULATORY APPROVALS
                        AND CONFIRMS RECORD DATE FOR SPIN-OFF

NAPLES, FL, December 23 - F.N.B. Corporation (NYSE: FNB) today announced that it has received all necessary regulatory approvals for the spin-off of its Florida operations into a separate, publicly traded company, to be called First National Bankshares of Florida, Inc. The spin-off will occur, as previously announced, on January 1, 2004.

Each F.N.B. shareholder of record as of the close of business on December 26, 2003, will receive one share of First National Bankshares common stock for each share of F.N.B. common stock held on that date. F.N.B. has received an IRS ruling that the distribution will be tax-free to F.N.B. shareholders under section 355 of the Internal Revenue Code.

First National Bankshares common stock has been cleared for trading on the new York Stock Exchange (NYSE) under the new ticker symbol "FLB" following completion of the spin-off. Prior to the spin-off, a market may develop on the NYSE for transactions in First National Bankshares common stock market and for transactions in F.N.B. Corporation common stock reflecting the spin-off of First National Bankshares. Investors interested in transactions in these markets should contact their broker or other financial advisor.

Immediately after the spin-off is completed, F.N.B. Corporation will not own any shares of First National Bankshares common stock, making it an independent public company.

"We believe that this spin-off is in the best interest of F.N.B. shareholders. It will enable First National Bankshares to expand in the fast-growing Florida market, while positioning F.N.B. as a true value company serving the Pennsylvania and Ohio markets," said Gary L. Tice, President and Chief Executive Officer of F.N.B. Corporation. "We are confident that this move will serve to enhance each company's growth opportunities and prospects."

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The spin-off is expected to unlock shareholder value by allowing each entity to develop and implement a strategic plan that fits its geographic markets and operations. It also should enable the investment community to more easily value the two organizations.

F.N.B. Corporation will be led by Stephen J. Gurgovits, as President and Chief Executive Officer. Gurgovits has over 40 years of banking experience in western Pennsylvania. He also will continue in his role as President and Chief Executive Officer of First National Bank of Pennsylvania. Brian Lilly has been appointed Chief Financial Officer. He will succeed Thomas Fahey, who will retire, as anticipated, on December 31, 2003.

Other members of the F.N.B. Corporation senior management team include Gary Roberts, Chief Operating Officer; David Mogle, Secretary and Treasurer;
Robert Rawl, President and CEO of Regency Finance Company; James Pudlewski, President and CEO of First National Insurance Agency; and Debbie Coull-Cicchini, Executive Vice President of First National Bank in charge of Personal Banking, Marketing and Wealth Management.

Once the spin-off is completed, F.N.B. Corporation intends to relocate its headquarters to Hermitage, Pennsylvania, where it will focus on the well-established Pennsylvania and Ohio operations. The company is expected to be a high-performing, high-dividend paying entity with a valuation in line with its Pennsylvania and Ohio peers based on the projected dividend payout ratio of approximately 60% to 65% and projected multiple of earnings.

First National Bankshares of Florida will be led by Gary L. Tice, as Chairman and Chief Executive Officer. Tice, formerly the President and CEO of F.N.B. Corporation, has been involved in Florida banking since 1977 and has organized several successful community banks in this market. Kevin Hale will serve as President and Chief Operating Officer and Robert Reichert has been appointed as Chief Financial Officer, Secretary and Treasurer.

Other members of the company's senior leadership team include Garrett Richter, President and Chief Executive Officer of the banking subsidiary First National Bank of Florida; Rick Bouchard, Chief Executive Officer of Roger Bouchard Insurance Inc.; and Michael Morris, President and CEO of First National Wealth Management Company.

First National Bankshares will maintain corporate headquarters in Naples, Florida, where it will focus on expanding in the fast-growing Florida market. The company will be positioned for growth in one of the country's most attractive areas. Reflecting this emphasis on growth, the company's dividend payout ratio is expected to be approximately 25% to 30%. As such, its stock is expected to trade in line with its peers in Florida.

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This document contains "forward-looking statements" that involve risks and uncertainties and are subject to change at any time. These statements may include, but are not limited to, those containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "target," and similar expressions. Such statements include, without limitation, statements regarding the effect of the spin-off; statements relating to the future financial and stock price performance of F.N.B. Corporation and First National Bankshares of Florida, Inc.; statements relating to the future dividend policies of F.N.B. Corporation and First National Bankshares of Florida, Inc.; and earnings guidance for the fiscal year 2004. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, delays and other difficulties related to the spin-off; the impact of federal and state regulations; competition in our business; our ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements; an economic downturn or changes in the laws or interest rate environment affecting our business in those markets in which we operate; and that the spin-off transaction will increase shareholder value or have the expected economic effect.